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                                                                EXHIBIT 10.25


                           DEFERRED COMPENSATION PLAN
                             OF CAMBREX CORPORATION
                (AS AMENDED AND RESTATED AS OF DECEMBER 1, 1995)

1.       Eligibility

                  Each officer or other key employee (a "Key Employee") who participates in the annual management incentive compensation plan maintained by Cambrex Corporation (the "Corporation") shall be eligible to participate in the Deferred Compensation Plan of Cambrex Corporation (the "Plan"), provided that, notwithstanding any other provision of the Plan to the contrary, the Vice President of Administration may impose such terms, conditions or limitations on the participation of any Key Employee or any class of Key Employees that he deems necessary or appropriate for the proper administration of the Plan. The Vice President of Administration shall provide a copy of the Plan to each Key Employee together with a form of letter which may be used by the Key Employee to notify the Corporation of his election to participate in the Plan.

2.       Participation

                  a. Bonus Deferral Election. On or before December 31st of any calendar year, a Key Employee may elect to defer receipt of all or any part of any annual bonus payable in United States currency for services performed during such year which, but for such election, is expected to be paid to him in the next following calendar year.

                  b. Salary Deferral Election. On or before December 31st of any calendar year, a Key Employee may elect to defer receipt of all or any part of that portion of his annual base salary payable in United States currency in the following calendar year which exceeds the sum of (i) the Social Security wage base with respect to old age, survivor and disability income taxes in effect for such following calendar year and (ii) $10,000. Notwithstanding the foregoing, a Key Employee who (x) receives an annual base salary in United States currency in excess of the sum of (i) and (ii) above and (v) is not subject to withholding for old age survivor and disability employment taxes under U.S. law may elect

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to defer receipt of all or a portion of his annual base salary for the following calendar year which is payable in United States currency.

                  c. Stock Option Deferral Election. With the approval of the Vice President of Administration, a Key Employee may elect, on or before December 31st of any calendar year, to defer receipt of all or a portion of the Corporation's common stock ("Common Stock") which would otherwise be issued upon exercise in the following calendar year of a stock option under a Corporate stock option plan, provided that in each case such election must be made (i) within 30 days of the effective date of this subsection, or (ii) more than six months prior to the date on which the Common Stock is to be issued.

                  d. Form and Duration of Deferral Election. An election to defer bonus, salary or Common Stock issued upon an option exercise shall be made by written notice filed on a designated form with the Vice President of Administration. The minimum dollar amount that each Key Employee may defer under the Plan for each year shall be (i) with respect to annual bonuses, Ten Thousand Dollars ($10,000); (ii) with respect to base salary, Ten Thousand Dollars ($10,000); and (iii) with respect Common Stock, One Hundred Thousand Dollars ($100,000) at closing market price on the date of deferral, provided that in each case the Vice President of Administration may determine a greater or lesser minimum deferral amount. Except with respect to elections to defer receipt of Common Stock, any such election shall continue in effect with respect to cash compensation payable for subsequent calendar years unless and until the Key Employee revokes or modifies such election by written notice on a designated form filed with the Vice President of Administration. Any such revocation or modification of a deferral election shall become effective only with respect to compensation payable in the calendar year following receipt of such revocation or modification by the Vice President of Administration.

                  e. Renewal. A Key Employee who has revoked an election to participate in the Plan may file a new election to defer compensation payable in the calendar year following the year in which such election is filed.




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3.       Key Employee's Account

                  a. Establishment of Account. The Corporation shall maintain a separate memorandum account (the "Account") for each Key Employee who has elected to participate in the Plan, and shall make additions to and subtractions from such Account as provided in this Section 3.

                  b. Additions to Account. Compensation allocated to a Key Employee's Account pursuant to this Section 3 shall be credited to such Account as of the date such compensation would otherwise have been paid to the Key Employee. A Key Employee electing to defer the receipt of Common Stock pursuant to Section 2(c), will be deemed to have invested in a stock unit fund (the "Stock Unit Fund") and such Key Employee's Account will be credited, as of the date of exercise of the stock option, with a hypothetical number of units ("Stock Units") equal to the number of shares of Common Stock which would otherwise have been issued upon exercise of the stock option if such deferral election had not been made.

                  c. Designation of Phantom Investment Funds. The Benefits Administration Committee shall select one or more mutual funds or other investment vehicles in addition to the Stock Unit Fund, (the "Phantom Funds") which shall be used to determine the hypothetical investment experience of each Key Employee's Account under the Plan; provided, however, that unless the Benefits Administration Committee otherwise determines the Phantom Funds shall be the investment funds available to employees as investment options from time to time under the Company's qualified savings plan (the "Savings Plan").

                  d. Investment Election. Each Key Employee shall from time to time designate on a form approved by the Vice President of Administration the Phantom Fund or Funds that shall determine the investment experience with respect to such Key Employee's Account; provided, however, that the Vice President of Administration may require that the


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Key Employee's Account be credited or debited as though such Account were invested in the same Phantom Funds, and in the same percentages, as such Key Employee's account balance is invested from time to time under the Savings Plan. The Vice President of Administration may, in his discretion, (i) establish minimum amounts (in terms of dollar amounts or a percentage of a Key Employee's Account), which may be allocated to any Phantom Fund, (ii) preclude any Key Employee who is an executive officer of the Company from designating any Phantom Fund which invests primarily in securities issued by the Company, (iii) establish rules regarding the time at which any such election (or any change in such election permitted under Section 3(e) shall become effective, (iv) permit different designations with respect to a Key Employee's existing Account balance and amounts to be credited to such Account under Section 3.2 after the date the election form is filed with the Vice President of Administration, and (v) establish rules regarding elections to transfer from the Stock Unit Fund. If a Key Employee fails to make a valid election with respect to any portion of his Account (or if any such election ceases to be effective for any reason), such Key Employee shall be deemed to have elected to have his entire Account deemed invested in the Phantom Fund which the Vice President of Administration determines generally to have the least risk of loss of principal.

                  e. Change in Designation of Phantom Fund. Effective as of the first business day of the calendar quarter commencing more than ten (10) business days after the proper form is filed with the Vice President of Administration (or such other time as the Vice President of Administration shall permit), a Key Employee may change the Phantom Funds designated with respect to all or any portion of his Account. Any such change shall comply with all rules applicable with respect to any initial designation of such Phantom Funds. Notwithstanding the foregoing, unless otherwise approved by the Vice President of Administration, a Key Employee will be permitted only four (4) transfers from his or her Stock Unit Fund to another Phantom Fund in any calendar year, and the minimum value of such transfer shall be One Hundred Thousand Dollars ($100,000).


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                  f. Crediting of Phantom Investment Experience. (i) As of the
last day of each calendar quarter (or such other time as the Vice President of Administration shall establish from time to time), each Key Employee's Account shall be credited or debited, as the case may be, with an amount equal to the net investment gain or loss which such Key Employee would have realized had he actually invested in each Phantom Fund an amount equal to the portion of his Account designated as deemed invested in such Phantom Fund during that calendar quarter (or such other period as may have been established by the Vice President of Administration).

                  (ii) Whenever a dividend is declared with respect to the Common Stock, a Key Employee's Account shall also be credited as of the payment date with a number of additional Stock Units computed as follows: (x) the number of Stock Units in the Key Employee's Account multiplied by any dividend payable in cash or property other than Common Stock declared by the Corporation on a share of Common Stock, divided by the closing market price of the Common Stock on the related dividend record date and/or (y) the number of Stock Units in the Key Employee's Account multiplied by any stock dividend declared by the Corporation on a share of Common Stock, provided that the Vice President of Administration may determine another method of crediting dividends to a Key Employee's Account.

                  (iii) In the event of any change in the Common Stock by reason of any merger, consolidation, reorganization, recapitalization, stock split, combination or exchange of shares, or any other similar change affecting the Common Stock, other than a stock dividend as provided above, the number of Stock Units credited to a Key Employee's Account shall be appropriately adjusted in such manner as determined by the Vice President of Administration.

                  g. Valuation of Stock Units on Transfer. In the event a Key Employee elects to transfer all or a portion of his or her Stock Unit Fund to another Phantom Fund as provided in Section 3(e), the amount transferred shall be determined by multiplying the

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number of Stock Units subject to the election by the fair market value of the
Common Stock as determined in accordance with procedures established by the Vice President of Administration reduced by any expenses directly related to the transfer.

                  h. No Actual Investment. Notwithstanding anything else in this
Section 3 to the contrary, no amount standing to the credit of any Key Employee's Account shall be set aside or invested in any actual fund on behalf of such Key Employee; provided, however, that, nothing in this Section 3(h) shall be deemed to preclude the company form making investments for its own account in any Phantom Funds (whether directly or through a grantor trust) to assist it in meeting its obligations to the Key Employees hereunder.

4.       Distribution from Account

                  a. Distribution Election. Each Key Employee shall file with the Vice President of Administration a written election (a "Distribution Election") with respect to the timing and manner of distribution of the aggregate cash amount, if any, as well as any Stock Units credited to his Account at any time. A Key Employee may elect to receive a distribution from his Account in one lump-sum payment, or in such number of annual installments (not to exceed ten) as the Key Employee may designate. Subject to such limitations as the Vice President of Administration shall impose, a Key Employee may also elect to receive all or a portion of the aggregate amount credited to his Account as of the first day of any calendar year while he is an employee. If a distribution election is not made or if such election does not apply to the entire balance in such Account, the balance in the Key Employee's Account shall be distributed in a single lump-sum payment as soon as administratively possible after the first business day of the calendar year immediately following the year of separation from employment. In the case of any distribution being made in annual installments, each installment after the first installment shall be paid as soon as administratively possible after the first business day of each calendar year

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following the year in which such first installment is paid until the entire amount subject such installment Distribution Election shall have been paid.

                  b. Amendment of Distribution Election. A Key Employee may, at any time during active employment, elect to change the time at which distributions from his Account will commence; provided, however, that unless the Vice President of Administration shall otherwise determine, no such election shall be effective unless at least one full calendar year elapses between (i) the date as of which such election is filed and (ii) (A) the date as of which a distribution would otherwise have commenced and (B) the date as which such distribution will commence under such election. If a Key Employee receives any distribution from his Account while still eligible to make deferrals hereunder, the Vice President of Administration may suspend the Key Employee's right to defer additional amounts Account during such calendar year in accordance with
Section 2.

                  c. Amount of Installment Payments. Where the Key Employee receives the balance of his Account in annual installments, the amount of each installment shall be approximately equal to the product of (i) the cash balance and/or the number of Stock Units credited to such Account on the date of such payment and (ii) a fraction, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time, provided that if the Key Employee elects to receive installments of Stock Units, and the value of the Stock Units remaining at the time of distribution of any installment is One Hundred Thousand Dollars ($100,000) or less, the entire balance of Stock Units remaining shall be distributed as such installment.

                  d. Form of Distribution. Distribution of any amount credited to a Key Employee's Account on a cash basis shall be made in cash. Distributions of Stock Units in such Key Employee's Account shall be made in whole shares of Common Stock; fractional shares shall be paid in an amount equal to the number of fractional shares multiplied by the fair market value of the Common Stock as determined in accordance with procedures

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established by the Vice President of Administration reduced by the amount of any expense directly related to such distribution.

                  e. Change of Control. Notwithstanding the foregoing, upon a Change of Control (as defined below), a Key Employee's Account shall immediately be distributed to a Key Employee in a lump sum distribution within ten (10) days following the occurrence of such Change of Control (as defined below) unless all the Trustees then serving unanimously determine that such acceleration of distributions should not occur. A "Change of Control" for purposes of this Plan shall mean:
                  (i) the acquisition (other than from the Corporation) by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding for this purpose the Corporation or its subsidiaries or any employee benefit plan of the Corporation or its subsidiaries which acquires beneficial ownership of voting securities of the Corporation) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Twenty Percent (20%) of more of the then outstanding shares of common stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; or

                  (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any person becoming a member of the Board subsequent to the date hereof whose election or nomination for election by the Corporation's stockholders (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) was approved by a vote of at least a majority of the directors then comprising

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the Incumbent Board shall be, for purposes of this provision, considered a member of the Incumbent Board; or

                  (iii) approval by the stockholders of the Corporation of either a reorganization, or merger, or consolidation, with respect to which persons who were the shareholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity's then outstanding voting securities, or a liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation; or

                  (iv) any other event or series of events which, notwithstanding any of the foregoing provisions of this Section 4(e) to the contrary, is determined by a majority of the Incumbent Board to constitute a Change of Control for the purposes of this Plan.

5.       Distribution on Death

                  If a Key Employee shall die before payment of all amounts credited to the Key Employee's Account has been completed, the total unpaid balance then credited to such Key Employee's Account shall be paid to the Key Employee's designated beneficiaries or estate in a single lump-sum payment as of the first business day of the first calendar month commencing after the date of the Key Employee's death or as soon, thereafter, or administratively possible.

6.       Designation of a Beneficiary

                  A Key Employee may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon the Key Employee's death pursuant to Section 5 hereof. At any time, and from time to time, any

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such designation may be changed or canceled by the Key Employee without the consent of any beneficiary. Any such designation, change or cancellation must be made by written notice filed with the Vice President of Administration. If a Key Employee designates more than one beneficiary, any payments to such beneficiaries made pursuant to Section 5 shall be made in equal shares unless the Key Employee has designated otherwise, in which case the payments shall be made in the shares designated by the Key Employee. If no beneficiary has been named by a Key Employee, payment shall be made to the Key Employee's spouse or, if the Key Employee has no spouse at the time of his death, to the Key Employee's estate.

7. Amendment and Termination.

                  The Benefits Administration Committee may, at any time, amend or terminate the Plan; provided no such amendment or termination shall impair the rights of a Key Employee with respect to amounts then credited to his Account under the Plan.

8.       Miscellaneous

                  a. Unfunded Plan. The Corporation shall not be obligated to fund its liabilities under the Plan, the Account established for each Key Employee electing deferment shall not constitute trusts, and a Key Employee shall have no claim against the corporation or its assets other than as an unsecured general creditor. Without limiting the generality of the foregoing, the Key Employee's claim at any time shall be for the amount credited to such Key Employee's Account at such time. Notwithstanding the foregoing, the Corporation may establish a grantor trust or purchase securities to assist it in meeting its obligations hereunder; provided, however, that in no event shall any Key Employee have any interest in such trust or property other than as an unsecured general creditor.

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                  b. Non-alienation. The right of a Key Employee to receive a distribution of the value of such Key Employee's Account payable pursuant to the Plan shall not be subject to assignment or alienation.

                  c. No Right to Continued Employment. Nothing in this Plan shall be construed to give any Key Employee the right to continue in the employ of the Corporation or any of its subsidiaries.

                  d. Legal Fees. In the event that any Key Employee (or the beneficiary or legal representative of such Key Employee) shall make demand for payment of benefits due under the terms of the plan and prevail as to any material aspect of such claim, the Corporation shall pay all of the Key Employee's expenses in conjunction with pursuing such claim (including, without limitation, legal fees) and interest on the amount due from the date of such demand in an amount equal to the greater of (i) the amount of earnings credited to the Key Employee's Account hereunder or (ii) 10% per annum compounded semi-annually.